EXHIBIT (e)
                     Underwriting and Distribution Agreement


                             SIT MUTUAL FUNDS, INC.

                             DISTRIBUTION AGREEMENT


February 19, 2006


Mr. Eugene C. Sit
SIA Securities Corp.
3300 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2211


Dear Mr. Sit:

This Distribution Agreement ("Agreement") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Company Act") by Sit Mutual Funds, Inc. a Minnesota corporation and the issuer of the series of shares of common stock representing the open-end management investment companies set forth in the Exhibit A to the Distribution Plan (each a "Fund", collectively the "Funds"), on behalf of each Fund's Class S shares, and is governed by the terms of the Funds' Distribution Plan pursuant to Rule 12b-1 (the "Plan").

The Plan has been approved by a majority of the Directors who are not interested persons of the Funds and who have no direct or indirect financial interest in the operation of the Plan (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Directors and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders.

I. To the extent you, in your capacity as the Distributor pursuant to this Agreement, provide eligible shareholder services of the type identified in the Plan to the Funds, we shall pay you a monthly fee based on the average net asset value of each Fund's Class S Shares.

II. In no event may the aggregate annual fee paid to you pursuant to the Plan with respect to a Fund exceed .25% of the value of the net assets of the Class S Shares of such Fund (determined in the same manner as the Fund uses to compute its net assets as set forth in its then-effective Prospectus), without approval by a majority of the outstanding shares of the applicable Class.


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III.     You shall furnish to the Board of Directors, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by you with respect to each Fund and the purposes for which such expenditures were made.

IV. All communications to the Funds shall be sent to you, as Distributor for the Funds, at the following address:
         Sit Mutual Funds, Inc.
         3300 IDS Center
         80 South Eighth Street
         Minneapolis,  MN  55402-2211
Any notice to you shall be duly given if mailed or delivered to you at your address as indicated in this Agreement.

V. This Agreement may be terminated with respect to a Fund by us or by you, by the vote of a majority of the Directors who are Disinterested Directors of a Fund, or by a vote of a majority of the outstanding shares of a Fund, on sixty (60) days' written notice, all without payment of any penalty. This Agreement shall also be terminated automatically in the event of its assignment by you or by any act that terminates the Plan. If this Agreement is terminated your ability to receive fees under the Plan shall be limited as provided for in the Plan.

VI. The provisions of the Plan insofar as they relate to you are incorporated herein by reference.

This Agreement shall take effect on the date indicated below, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.

                                                SIT MUTUAL FUNDS, INC.

                                                By:  /s/ Roger C. Sit
                                                     --------------------------
                                                Its: Executive Vice President
                                                     --------------------------


Dated: February 19, 2006
       -----------------

Agreed and Accepted:

SIA SECURITIES CORP.

By:  /s/ Paul E. Rasmussen
     --------------------------

Its: President
     --------------------------



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